Exhibit 10.18

DATED 10 January 2006

VIEWSONIC NETHERLANDS

and

JAN JENSEN

DIRECTOR’S SERVICE AGREEMENT

asb law
Innovis House
108 High Street
Crawley
West Sussex
RH10 1AS
Tel: 01293 603627
Fax: 01293 603669
Ref: AMDK/346968/2

DIRECTOR’S SERVICE AGREEMENT

DATED 10 January 2006

PARTIES

(A)
VIEWSONIC NETHERLANDS that being VIEWSONIC EUROPE LIMITED a company registered in England & Wales under Company registration number 3131161 operating out of Teleport Palace, Kings Fordweg 151, Amsterdam, Netherlands (“the Company”); and

(B)	JAN JENSEN (“the Director”)

OPERATIVE PART

1	DEFINITIONS

1.1	In this Agreement the following words shall, unless the context otherwise requires, have the meanings set out below:

Agreement	this Agreement as may be amended, modified or supplemented from time to time in accordance with these provisions;

Applicable Exchange Rate
is in respect of the period prior to 1 January 2005, the Exchange Rate on the Commencement Date, and thereafter such other greater or lesser sum as may be published in the ViewSonic Europe Internal Exchange Rate Document on the later of 1 January or 1 July immediately preceding the date of payment of sums due to the Director or benefits to which the Director is entitled in any calendar month;

Board	the Board of Directors from time to time of the Company;

Business	the business of the Company from time to time which shall include without limitation the development and exploitation of intellectual property rights owned by the Company;

Commencement Date	18 October 2004;

Revision Date to Director’s	1 January 2006
Service Agreement:

Confidential Information	includes but is not limited to:-

(i)
all un-patented designs, drawings, data specifications, manufacturing processes, testing procedures and all other technical business and similar information relating to the Business including all readable or computer or other machine readable data, logic, logic diagrams, flow charts, coding sheets, coding, source or object codes, listings, test data, test routines, diagnostic programs or other material relating to or comprising software which is part of the Business;

(ii)
all strategic information being all and any forward plans whether in intangible or tangible form developed by the Company relating to the development of the Business and information relating to the implementation of any such strategies developed;

(iii)	pricing information which shall include all and any rates used by the Company, prices charged to and terms of business with clients, suppliers or customers of the Company;

(iv)	statistical information and methods which shall include information relating to research activities, designs, formulae and all and any statistical methods used by the Company;

(v)
management information which shall include financial information, results and forecasts (save to the extent that these are included in published and audited accounts), any proposals relating to the acquisition or disposal of a firm or business or any part thereof or to any proposed expansion or contraction of activities, details of employees and officers and of the remuneration and other benefits paid as far as this information relates to the Company;

(vi)
corporate information which shall include all and any information whether in intangible or tangible form relating to the business methods, corporate plans, management systems, finances, maturing new business opportunities or research and development projects of the Company or any Group Company; and

(vii)	any confidential information which the Director is told is confidential and any information which has been given to the Company in confidence by businesses, investors, suppliers and other persons.

Copyright works	any item of Confidential Information in which copyright or design right subsists;

Customer
any person, firm, Company or other organisation who or which during the Relevant Period is or was negotiating with the Company for the provision of Relevant Services or to whom or which the Company shall at any time during the Relevant Period have provided any Relevant Services;

Documents
all records, reports, documents, papers, computer generated data and other materials whatsoever originated by or upon behalf of the Director pursuant to this Agreement, including all and any data stored in any computer system or database;

Employee
any person employed by the Company who either acts in a managerial or technical capacity, is a sales representative or is in a skilled or supervisory position and with whom the Director had significant contact during the Relevant Period;

Exchange Rate	the rate of pounds sterling to euros published in the ViewSonic Europe Internal Exchange Rate Document;

Group	the Company, its subsidiaries and any holding or parent company or subsidiary of such holding or parent company from time to time, and ‘Group Company’ shall be construed accordingly;

Incapacity	any illness or other like cause which prevents the Director from attending to his duties;

Invention	any invention or discovery conceived or originated or made by the Director during the course of his employment;

Patent Rights
any patents and applications thereof relating to Inventions including (without prejudice to the generality of the foregoing) author certificates, inventor certificates, improvement patents, utility certificates and models and certificates of addition and including any divisions, renewals, continuation, extensions or reissues thereof;

Relevant Period	the period of twelve months up to and including the date of termination of the Director’s employment;

Relevant Services
good, products, and/or services similar to and/or competitive with those supplied and/or marketed during the Relevant Period by the Company to Customers with which the Director was personally concerned and/or for which the Director was responsible to a material extent at any time during the Relevant Period;

Relevant Supplier	any supplier of the Company with which during the Relevant Period the Director or an Employee have dealt to a material extent in respect of Relevant Services;

Termination Date	the date of termination of the employment;

ViewSonic Europe Internal
Exchange Rate Document	the document published from time to time by ViewSonic Corporation Inc setting out the currency exchange rates applicable to transactions and payments between Group Companies.

1.2
All references in this Agreement to statutory provisions shall extend to those provisions as re-enacted or modified and to regulations thereunder and any statutory replacement from time to time in force.

1.3	Words and phrases defined in the Companies Acts 1985 and 1989 shall have the same meaning herein as therein but excluding any statutory modification thereof not in force on the date of this Agreement.

1.4
References to clauses, schedules and recitals are reference to clauses, sub-clauses, schedules and recitals of this Agreement unless otherwise specified. References to the singular shall include the plural and vice versa, and references to the masculine gender shall include the feminine and neuter genders and vice versa.

1.5	Headings are for convenience only and shall not affect the interpretation or construction of this Agreement.

1.6	References to the Company shall, unless the context otherwise requires be deemed to include any Group Company.

1.7
The Director shall obtain a Form E101 (otherwise known as a certificate of coverage as laid down in EU Regulation 1408/71 article 14.2b). The Company shall provide all reasonable assistance to the Director to enable him to obtain such a Form E101.

2	APPOINTMENT

2.1
The employment of the Director commences on the Commencement Date and shall continue unless and until terminated by either party giving to the other not less than six months notice in writing or until terminated in accordance with the termination provisions of this Agreement provided below.

2.2	No previous period of employment will count as part of the Director’s period of continuous employment with the Company.

2.3
The Company shall be entitled in its discretion after notice shall have been given under the terms of this Agreement to require the Director to remain away from the offices of the Company or any Group Company during all or any part or parts of the unexpired period of the notice in which event the Director shall comply with any conditions laid down by the Company during such period. During any such period the Director’s employment will continue as will all terms expressly provided for under this Agreement together with any implied obligations including but not limited to good faith and confidentiality. The parties agree that the period of notice is a reasonable period of garden leave.

3	TITLE AND PLACE OF WORK

3.1	The Director will be employed by the Company as President and Managing Director ViewSonic Europe and the Director will be a member of the Board.

3.2
The Director will be based at the Company’s offices in Netherlands, although his place or residence will be in Denmark. The Company reserves the right to appoint the Director to other positions as may reasonably be required, whether within the Company or any Group Company and to base the Director permanently or temporarily at other locations in the Netherlands or abroad. The Company will use its reasonable endeavours to provide the Director with reasonable notice of any relocation temporary or otherwise.

3.3
The Director may be required to work at any of the Company’s offices or Group Company’s. The Director will also be expected to travel throughout Europe and overseas in the performance of his duties for such periods as the Company may reasonably require. The Director will be expected to work for at least one day in every week from his home in Denmark.

4	DUTIES

4.1	The Director shall during his employment under this Agreement:

4.1.1
perform the duties and exercise the powers which the Board may from time to time properly assign to him in his capacity as Managing Director in connection with the business of the Company, including undertaking duties on the Board of the Company and the Group as required from time to time by the Board; and

4.1.2
do all in his power to promote develop and extend the business of the Company and the Group and at all times and in all respects conform to and comply with the proper and reasonable directions and regulations of the Board.

4.1.3
in the absence of any specific directions from the Board (but subject always to the memorandum and articles of association of the Company) have the general control and responsibility for the management of the business of the Company; and

4.1.4	devote the whole of his time, attention and ability to the duties of his employment with the Company; and

4.1.5
at all times keep the Company promptly and fully informed (in writing if so requested) of his conduct of the business or affairs of the Company and provide such explanations as the Company may require; and

4.1.6	work and faithfully serve the Company to the best of the Director’s ability and use his best endeavours to promote the interests of the Company; and

4.1.7	not to make any untrue or disparaging statements relating to the Group;

4.2	The Director’s normal duties are set out in the attached Job Description.

4.3	The Director will (without further remuneration) if and for so long as the Company requires and for so long as the Director remains employed by the Company:

4.3.1	carry out duties on behalf of any Group Company

4.3.2	act as an officer of any Group Company or hold any other employment or office as nominee or representative of the Company;

4.3.3	carry out such duties and the duties attendant on any such employment as if they were duties to be performed by him on behalf of the Company.

4.4
For the avoidance of doubt, unless specifically authorised in writing, the Director shall not be entitled to and is specifically prohibited from entering into on behalf of the Company any binding contracts or arrangements involving or relating to the Company when in Denmark.

5	TIME AND ATTENTION

5.1
During the continuance of his employment under this Agreement the Director shall unless prevented by Incapacity devote his whole time and attention to the business of the Company and shall not without the prior written consent of the Board:

5.1.1	engage in any other business; or

5.1.2
be concerned or interested in any other business of a similar nature to or competitive with that carried on by the Company or any of its Group Companies or which is a supplier or customer of the Company or of its Group Companies

PROVIDED that nothing in this clause shall preclude the Director from holding or being otherwise interested in any shares or other securities of any company which are for the time being quoted on any recognised stock exchange (or in respect of which dealing takes place in the unlisted securities market of The Stock Exchange) so long as the interest of the Director in such shares or other securities does not extend to more than 2% of the total amount of such shares or securities.

6	INTELLECTUAL PROPERTY RIGHTS

6.1
Forthwith following the conception, origination or making of an Invention by the Director during the course of his employment, the Director shall disclose full details of such Invention to the Company. Further, forthwith following the origination or development of any Confidential Information during the course of his employment, the Director shall disclose and make available such Confidential Information to the Company.

6.2
The Company shall, in its sole discretion, be entitled to apply for Patent Rights in respect of any Invention conceived, originated or made by the Director and shall be responsible for the maintenance and renewal of the Patent Rights.

6.3
The Director agrees to assign to the Company all rights, title and interest in and to any Inventions or Confidential Information made, originated or developed during the course of their employment together with any other intellectual property rights arising out of the course of his employment and further agrees to assist the Company in connection with any application for Patent Rights and to do all such acts and things as the Company’s legal advisers may advise are necessary or desirable in connection with any such assignment or assistance. The Director irrevocably appoints the Company to be his attorney or agent in his name and on his behalf to do all such acts and things and to sign all such deeds and documents as may be necessary in order to give the Company the full benefit of the provisions of this Agreement and, in particular but without limitation of this clause, the Director agrees that, with respect to any third party, a certificate signed by any duly authorised officer of the Company that any act or thing or deed or document falls within the authority hereby conferred shall be conclusive evidence that this is the case.

6.4
The Director assigns to the Company by way of future assignment of copyright the copyright subsisting in the Copyright Works and in the documents originated by the Director for all the classes of act which by virtue of the Copyright Designs and Patents Act 1988 the owner of the copyright has the exclusive right to do throughout the world and for the whole period for which copyright is to subsist.

6.5
The Director warrants that any Inventions, Confidential Information, Copyright Works or Documents conceived, originated, made or developed by the Director will not infringe any intellectual property rights of which a third party is the proprietor including, in particular but without limitation, any patents, copyrights, registered designs or rights of confidence. The Director agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company or a third party may incur or suffer whether direct or consequential (including but without limitation any economic loss or other loss of profits, business or goodwill) as a result of any dispute or contractual, tortious or other claims or proceedings brought against the Company by a third party alleging infringement of its intellectual property rights by reason of the use or exploitation of any Invention, Confidential Information, Copyright Works or Documents conceived, originated, made or developed by the Director or any of its personnel PROVIDED ALWAYS that:

6.5.1	the Company shall forthwith give written notice to the Director of any claims or proceedings following receipt of them;

6.5.2	the Company shall make no admission of liability and must give the Director sole authority to defend or settle the claims or proceedings at the Director’s cost and expense;

6.5.3	the Company must give the Director all reasonable assistance in connection with the claims or proceedings at the Director’s cost and expense;

6.5.4
in addition to the aforesaid indemnity, where an injunction restraining use or exploitation by the Company of any Invention Patent Rights Confidential Information Copyright Works or Documents is, in the opinion of the Company’s legal advisers, likely to be granted by the Court to the third party, the Director shall do all such acts and things either to render them non-infringing without affecting any of the Director’s other duties and obligations under this Agreement or shall obtain a licence from the third party granting the Company the right to continue using them.

7	CONFIDENTIAL INFORMATION / COMPANY DOCUMENTS

7.1	The Director shall neither during the employment (except in the proper performance of its duties) nor at any time after the termination of his employment:-

7.1.1	divulge or communicate to any person, company, business entity or other organisation; or

7.1.2	use for his own purpose or for any purposes other than those of the Company;

7.1.3	through any failure to exercise due care and diligence cause any unauthorised disclosure of any trade secret or Confidential Information relating to the Company; or

PROVIDED THAT these restrictions shall cease to apply to any information which shall become available to the public generally otherwise than through the default of the Director.

7.2
All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listings, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Director or otherwise) relating to the business of the Company (and any copies of the same) -

7.2.1	shall be and remain the property of the Company; and

7.2.2	shall be handed over by the Director to the Company on demand and in any event on the termination of the employment.

7.3
The Director may not at any time during or after the termination of his employment make, disclose or publish any untrue, disparaging or misleading remarks about the Company, its customers, suppliers or employees or any of the Company’s associated companies or their customers, suppliers or employees.

7.4
All enquiries from the press should be directed towards the ViewSonic Corporation Marketing Department. The Director should assume that anything he says to the press could be published and therefore, he should never have dealings with the press ‘off the record’. Failure to observe this rule may result in disciplinary action being taken by the Company.

7.5	The provisions in this clause will also apply as if references to any associated company were substituted for references to the Company.

8	HOURS OF WORK

8.1
The Director’s normal hours of work will be from 9 am to 5pm Monday to Friday (including a half hour lunch break) or such other hours as are deemed necessary to ensure the discharge of the Director’s duties under the terms of this employment. The Director may be required to work over and above the number of hours specified in this clause without additional remuneration so as to meet the needs of the business.

9	REMUNERATION AND DISCRETIONARY BONUS

9.1
The Director shall be paid for his services to the Company with effect from the revision date to the Directors Service Agreement a basic salary at a rate of €7,210 gross per calendar month in arrears. This salary will be paid in euros, from which the Company will make statutory and voluntary deductions, and make payment of such net sum in euros by bank transfer on or about the 25th day of each calendar month (or such higher rate as may from time to time be agreed).

9.2
For such period as the Director may hold a Form E101 (as referred to in clause 1.7), the Company shall pay to the Director sums saved by the Company in respect of employer’s United Kingdom National Insurance contributions. This salary will be converted (if necessary) into sterling based on the Applicable Exchange Rate, from which the Company will make statutory and voluntary deductions, convert the net sum back into euros based on the Applicable Exchange Rate and make payment of such net sum in euros by bank transfer on or about the 25th day of each calendar month.

9.3
The Director shall also be paid an allowance with effect from the revision date to the Directors Service Agreement at a rate of €583.33 gross per calendar month in arrears in respect of personal travel and accommodation expenses (which does not form part of pensionable pay). The Company will make statutory and voluntary deductions, and make payment of such net sum in euros by bank transfer on or about the 25th day of each calendar month (or such higher rate as may from time to time be agreed).

9.4
Rates of pay are reviewed in 1 April each year without any obligation to increase the same. The basic salary shall be deemed to include any fees receivable by the Director in his position as a director of the Company.

9.5
The Director shall be entitled to receive an on-target commission of €42,000 per annum (in accordance with the commission accelerator schedule in force at the time subject to achieving performance targets), details of which will be supplied separately and which may be reviewed on a quarterly basis. This commission will either be converted into sterling based on the Applicable Exchange Rate, from which the Company will make statutory and voluntary deductions, convert the net sum back into euros based on the Applicable Exchange Rate and make payment of such net sum in euros by two half-yearly instalments in January and July in arrears by bank transfer on or about the 25th day of those months. The Director may alternatively be paid the commission by a Group Company. Your entitlement to commission will cease on the date of termination and your accrued entitlement for the period up to the date of termination may be paid after the date of termination as provided separately. No commission is payable in respect of any period after the date of termination.

9.6
No payments are made for overtime. For the purposes of the Working Time Regulations 1998 (as amended), the Director is considered a managing executive who can determine the duration of his working time.

9.7
For the avoidance of doubt, the Director will be liable to and personally responsible for all UK, Danish or other taxes and national insurance contributions (or equivalent) assessed as payable in respects of all sums received from the Company during this employment. The Director shall also be personally responsible for any professional fees incurred in this regard.

9.8
Also for the avoidance of doubt, 80% of remuneration received by the Director from the Company during this employment shall relate to duties performed in the United Kingdom. The remaining 20% of remuneration received shall relate to duties performed in Denmark in accordance with Clause 3.3.

10	DEDUCTION FROM WAGES

10.1
The Company reserves the right at any time during, or in any event upon termination, to deduct from the Director’s salary and/or any commission payment and/or any other monies due to the Director, an amount equivalent to any of the following:

10.1.1	any overpayment of salary, bonus, commission, remuneration or other payment made to the Director during the course of this employment;

10.1.2	the amount of any expenses claimed by the Director and paid but subsequently disallowed by the Company;

10.1.3	the outstanding amount of any loan or advance made by the Company to the Director; and

10.1.4
any cost of repairing any damage to or loss of property of, any fines or charges imposed upon or any other loss sustained by the Company or any third party, caused by the Director’s breach of contract or breach of the Company’s rules or as a result of the Director’s negligence or dishonesty.

11	PENSION

11.1
The Company will make a monthly contribution of 10% of the Director’s basic monthly salary into a personal pension scheme of his choice, provided that such pension scheme is approved by the United Kingdom Inland Revenue or Denmark Inland Revenue. No contracting out certificate under the Pension Schemes Act 1993 is in force.

12	EXPENSES

12.1
The Company will reimburse the Director for all travelling, hotel, entertainment and other expenses (in euros and in accordance with the Applicable Exchange Rate where applicable) reasonably incurred by him in the proper performance of his duties subject to the Director complying with such guide-lines or regulations issued by the Company from time to time in this respect and to the production to the Company of such vouchers or other evidence of actual payment of the expenses as the Company may reasonably require.

12.2
The Director will use any Company credit or chargecard only for the expenses reimbursable under Clause 12.1 above, and will return it to the Company forthwith upon request or on the termination of his employment.

12.3
The Company will pay (in euros and in accordance with the Applicable Exchange Rate where applicable) the costs of telephone and broadband rental in respect of the Director’s home telephone and internet access respectively, together with the cost of all calls made in performing his duties under this Agreement, upon receipt of a copy of the relevant telephone or other bill.

12.4
Any benefits provided by the Company to the Director or the Directors family which are not expressly referred to in this Agreement are ex gratia and are at the entire discretion of the Company and do not form part of the Director's terms of employment.

13	DEBTS TO THE COMPANY

13.1
If at any time money is owed and payable by the Director to the Company, whether under this Agreement or otherwise, it is agreed that the Company may deduct the sum or sums from time to time owed to it from any payment due to the Director from the Company, howsoever arising.

14	VEHICLES

14.1
The Director shall receive a car allowance of €805 gross per calendar month in arrears. This allowance will be converted into sterling based on the Applicable Exchange Rate, from which the Company will make statutory and voluntary deductions, convert the net sum back into euros based on the Applicable Exchange Rate and make payment of such net sum in euros by bank transfer on or about the 25th day of each calendar month (or such higher car allowance as may from time to time be agreed). The Company reserves the right to replace the car allowance with a leased company car.

14.2
In the event that the car allowance is replaced with a leased company car (“the Vehicle”), the Company will provide the Director with the Vehicle (within an annual leasing allowance of the sterling equivalent of €27,600 in accordance with the Applicable Exchange Rate) for use for private and business purposes in accordance with the Company’s car policy as it may vary from time to time.

14.3
The Vehicle will be of a type determined by the Company (BMW 525 saloon manual or equivalent Audi, Saab or Jaguar model) and may be changed at such intervals as it may determine. The Company may in its discretion withdraw the use of the Vehicle from the Director at any time without giving a reason or paying compensation, in which case the Director will be entitled to receive the car allowance referred to in this clause.

14.4
The Company will be responsible for all running costs incurred in respect of the Vehicle, including petrol for private and business mileage in respect of which the Company may provide the Director with a fuel card.

14.5
The Director will maintain the Vehicle in good running order and in a clean and tidy condition. The Director shall ensure that the Vehicle is checked (including oil, water, battery and tyres) before each journey and any faults are recorded in the appropriate log and appropriate action taken. The Director shall ensure that the Vehicle is regularly serviced bearing in mind that at least seven days’ notice is required.

14.6
The Director shall keep such records relating to the Vehicle’s use as are necessary to satisfy any queries which may be raised by the Inland Revenue or other relevant taxation authorities. The Director will also be wholly responsible for the payment of any taxes assessed in respect of the Director’s use of the Vehicle.

14.7
The Director will return, at his own expense and without the need for any prior request by the Company, the Vehicle and the keys to the head office of the Company immediately following termination of his employment or at any other time if so requested by the Company.

14.8	The Director shall not cause anything to be done to the Vehicle, either directly or indirectly, which might invalidate any warranty in force or damage the Vehicle itself.

14.9	The Director shall be liable for any fine or penalty charge imposed on him and shall reimburse the Company in respect thereof should such sum be paid by the Company on the Director’s behalf.

14.10	The Director will immediately inform the Company if:-

14.10.1	he is prosecuted or is to be prosecuted for any road traffic offence in the United Kingdom;

14.10.2	his driving licence is endorsed; or

14.10.3	he is disqualified from holding a driving licence in the United Kingdom.

14.11
The Director will on request from the Company produce his driving licence(s) for inspection. If the Director is required to use his own vehicle for Company business, he is required to ensure that it is fully insured at all times and that such insurance will cover any equipment or other company property carried in the vehicle. The Director may be required to produce proof of cover on request.

14.12
The Director must ensure that he uses mobile phones responsibly and in accordance with legal requirements, irrespective of whether or not the Company has supplied him with the mobile phone or the mobile phone is his personal property. For the avoidance of doubt, the Director shall not use a hand-held mobile phone whilst driving.

15	HOLIDAYS

15.1	The Director is entitled to 25 working days paid holiday in each holiday year in addition to any statutory public holidays granted in England and Wales.

15.2
The holiday will be taken at dates agreed in advance with the Board of the Company. Whilst every endeavour will be made to co-operate with fixing the dates of holiday, such dates will remain in the ultimate discretion of the Company.

15.3
Holidays must be taken in the year of entitlement and may not be carried forward to the following year except with prior agreement of the Board of the Company. The holiday year runs concurrently with the calendar year.

15.4
Upon termination of this employment the Director will be entitled to pay in lieu of any unused holiday entitlement or be required to pay to the Company pay received for holiday taken in excess of holiday entitlement. Any sums so due may be deducted from any money owing to the Director. Holiday pay will be paid at the net basic rate.

15.5
The Company reserves the right to require the Director to take any unused holiday during the notice period, even if booked to be taken after the end of the notice period. For the purpose of calculating any holiday pay due to the Director or owed by the Director to the Company one day’s pay shall be the basic annual pay divided by 260.

16	COMPUTERS

16.1
The Director will be authorised to gain access to certain computer systems, programs and data. He must use all computer systems in a responsible manner and with due regard to any risks relating to such use In particular but without prejudice to the generality of the foregoing the Director should have due regard to risks relating to:-

16.1.1	loading any program into any computer;

16.1.2	electronic data transferor;

16.1.3	loading any disks or CD Roms;

16.1.4	downloading of any files from the internet;

16.1.5	use of the internet;

16.1.6	connection of any new hardware to any of the Company’s systems.

16.1.7	using any Company equipment to visit any inappropriate internet site.

16.2
The Director will be responsible for any action taken against the Company for breaches of copyright or otherwise resulting from the inappropriate use by the Director of any computer equipment of the Company.

16.3	Breach of obligations under this Clause 16 in any way that has an adverse effect on the Company renders the Director liable to summary dismissal.

16.4
The Company reserves the right to monitor on a regular basis the Director’s use of its computer and/or telecommunications systems, including phone calls, facsimile, e-mails and use of the Internet in order to ensure compliance with the provisions of this clause.

17	ILLNESS, MEDICAL MATTERS AND INSURANCES

17.1
In the event of the Director’s Incapacity due to sickness or injury or for any other reason they are unable to attend work, the Director should contact another director of the Company as early as possible (and in any event within three hours of the time the Director should have started work) on the first day of absence and each day thereafter, with an estimate of how long the Director will be away from work. If the Director cannot notify the Company himself he should arrange for someone else to do it for him. At this time full reasons must be given of the nature of any sickness or injury. Failure to notify the Company without good reason will amount to unauthorised absence and may lead to disciplinary action.

17.2
If the Director is absent for one days or more, immediately upon returning to work the Director shall complete a self-certification form, as evidence of their Incapacity, in respect of each day of absence.

17.3
If the Director is absent for seven days or more, the Director must on the eighth day of absence provide the Company with a medical certificate from a General Practitioner stating the reason for absence and provide subsequent certificates to cover any subsequent periods of absence.

17.4
In the event that the notification requirements referred to in Clauses 17.1 to 17.3 are complied with, by the Director, he shall be entitled to receive his full net salary and benefits for the first three months of absence. The Director will not be entitled to any further payments following the expiry of the first three months of continued absence. The Director will not be entitled to payments under this clause in excess of three months net salary and benefits in any 12 month period.

17.5	Subject to the rules of Statutory Sick Pay, all other pay for any period when the Director is unable to work through Incapacity will be at the discretion of the Company.

17.6
From time to time the Company may reasonably require the Director to undergo a medical examination by a medical practitioner appointed by the Company. The costs of any such medical examination will be borne by the Company. The Director hereby consents to any report arising out of such examination being given to the Company by that medical practitioner.

17.7	In the event that the Director shall unreasonably refuse to undergo any such medical examination, the Company may withhold all or any part of the salary and other entitlements of the Director.

17.8
In the event that a medical practitioner appointed by the Company requires details of the Director’s medical history or access to any medical report prepared for them then the Director will (subject always to the Director’s rights under the Access to Medical Records Act 1988) not unreasonably refuse their consent to a request that a medical practitioner appointed by the Company makes to any medical practitioner of the Directors for such details or access. For the purposes of the Access to Medical Records Act 1988 the Director hereby authorise any medical practitioner appointed by the Company to make any such request to any medical practitioner of the Director’s for such details or access.

17.9
The Company will take out and maintain insurance cover on behalf of the Director for life insurance with an insurance company and the details and type of cover will be at the discretion of the Company. These details are available from the Human Resources Department on request.

17.10
If the Director’s absence due to sickness or injury is occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all sums paid by the Company shall constitute loans to the Director who shall:-

17.10.1	forthwith notify the Company of all relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith;

17.10.2	if the Company so requires, refund to the Company such sum as the Company may determine not exceeding the lesser of:-

17.10.2.1	the amount of damages recovered by the Director under such compromise, settlement or judgment; or

17.10.2.2	the sums advanced to the Director in respect of the period of incapacity.

17.11	The Company shall be entitled to retain sensitive personal data relating to the Director’s health for any or all of the purposes set out in this clause.

18	TERMINATION OF DIRECTORSHIP

18.1
The employment of the Director under this Agreement shall terminate automatically in the event of his ceasing to be a director of the Company and in that event the Director shall have no claim for damages against the Company unless he shall cease to be a Director of the Company by virtue of a resolution passed by the members of the Company in general meeting, and at the time of such removal the Company shall not be otherwise entitled to terminate his employment under this Agreement.

19	NOTICE PROVISIONS, DISMISSAL AND SUSPENSION

19.1	This Agreement shall be subject to termination by:

19.1.1	either party upon giving notice in writing to the other party in accordance with Clause 2.1 above;

19.1.2
the Company giving not less than three months’ notice in writing at any time when the Director is or has been incapacitated by ill health or accident (incurred otherwise than in the due performance of his duties hereunder) from performing his duties hereunder and shall have been so incapacitated for a total period of one hundred and eighty days or more in the preceding twelve months;

19.1.3	the Company giving summary notice in writing to the Director if the Director -

19.1.3.1	commits any material or persistent breaches of this Agreement;

19.1.3.2	mismanages the business of the Company or any of the Group Company so as to cause the Company financial loss;

19.1.3.3	is guilty of conduct tending to bring himself or the Company or any of the Group Company into disrepute;

19.1.3.4	becomes of unsound mind or commits an act of bankruptcy or compounds with his creditors generally;

19.1.3.5	is disqualified from holding the office of director

19.2
The Company may at any time and for whatever reason suspend the Director from his employment hereunder on full salary for such period of time as is necessary for the Company to carry out any necessary investigations to consider the Director’s future employment with the Company.

19.3
Should the Director fail to resign as a Director, if so requested to do so by the Company, the Director hereby irrevocably authorises the Company to nominate a person to sign the relevant resignation documentation on their behalf.

19.4
The Company may, at its option, pay salary in lieu of notice but nothing in these terms and conditions of employment shall prevent the Company from terminating the Director’s employment without notice or payment in lieu of notice in appropriate circumstances. Where a payment in lieu of notice is made, the Director will be paid his basic salary only and his entitlement to any benefits or payment for any benefits shall cease on his termination date

19.5
This employment will automatically terminate without notice at the end of the month in which the Director attains the age of 65. After the Director reach this age, any further employment and the terms of such employment will be totally at the discretion of the Company.

19.6	The Director will be subject to a three month probationary period, at the end of which the Director’s performance will be reviewed.

20	POSITION ON TERMINATION

20.1
Upon the termination by whatever means of their employment under this Agreement the Director shall at the request of the Company immediately resign from office as a director of the Company and from such offices held by him in any Group Company as may be so requested without claim for compensation and in the event of his failure so to do, the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and deliver such resignation or resignations to the Company and to each of the Group Companies of which the Director is at the material time a director or other officer.

21	POST TERMINATION

21.1
Upon the termination of the employment (howsoever occurring) the Director shall immediately deliver up to the Company all correspondence documents specifications and property belonging to the Company or any Group Company which may be in his possession or under his control or in the possession or control of his personal representatives.

21.2	After the termination of his employment, the Director shall not represent himself as being in any way connected with the Company or any Group Company.

21.3	The Director covenants with the Company that he will not, without the prior written consent of the Company:

21.3.1
for a period of six months after the termination of the Director’s employment, either alone or jointly with or as a director, manager, agent, consultant, partner, or employee of any person, firm, company or other organisation directly or indirectly carry on or be engaged in any activity or business which is engaged or concerned with the supply of Relevant Services;

21.3.2
for a period of nine months after the termination of the Director’s employment, canvass, solicit, approach, deal with, entice away or cause to canvassed, solicited, approached, dealt with or enticed away any Customer for business in respect of Relevant Services;

21.3.3	for a period of nine months after the termination of the Director’s employment, interfere or seek to interfere with the continuation of supplies to the Company from any Relevant Supplier;

21.3.4	for a period of nine months after the termination of the Director’s employment, solicit, interfere with or attempt to entice away any Employee.

21.4	The Director acknowledges that:

21.4.1	each of the foregoing sub-clauses constitutes an entirely separate and independent restriction on him;

21.4.2	the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the Company’s interests;

21.4.3
the duration of each of the restrictions shall be reduced by any period of time during which the Company requires the Director not to attend his place of work during any period of notice of termination.

21.4.4
the restrictions contained in this clause are considered to be reasonable but if any of the restrictions are found to be void in circumstances where it would be valid if some part of it were deleted it is agreed that the restrictions shall apply with such deletion as is necessary to make it valid.

22	NO OBLIGATION TO THIRD PARTIES

22.1
The Director undertakes that he is at liberty to take up employment with the Company and perform all the obligations set out in this Agreement without limitation or breach of any obligations or duties he has to a third party.

23	INDEMNITIES AND DIRECTORS AND OFFICERS’ INSURANCE

23.1
The Director will indemnify the Company in respect of any liability incurred by the Company as a direct consequence of the Directors negligence, breach of contract, breach of duty or breach of trust in relation to the affairs of the Company.

23.2
The Company will at its discretion take out and maintain insurance cover on behalf of the Director for Directors’ and Officers’ Insurance and details are available on request from the Human Resources Department.

24	DISCIPLINARY PROCEDURE

24.1
The procedure laid down is in accordance with the procedure annexed hereto at Schedule A to this Agreement, which is not to be regarded as contractually binding save as far as required under legislation in force from time to time.

24.2	The Director shall refer any grievance relating to any disciplinary decision to the Board whose decision shall be final.

25	GRIEVANCE PROCEDURE

25.1	The Director shall refer any grievance relating to his employment hereunder or relating to any disciplinary decision to the Board whose decision shall be final.

26	COLLECTIVE AGREEMENTS

26.1	This employment is unaffected by the terms of any collective agreement.

27	GENERAL

27.1
This Agreement (together with the Company’s Employee Handbook) embodies and sets forth the entire agreement and understanding of the parties and supersedes all prior oral or written agreements understandings or arrangements relating to the subject matter of this Agreement. Neither party shall be entitled to rely on any agreement, understanding or arrangement, which is not expressly set forth in this Agreement or Employee Handbook.

27.2	The Company reserves the right to vary the terms and conditions of this Agreement which will be notified to the Director in writing within one month of such variation.

27.3	In the event of any conflict between the terms set out in this Agreement and the Company’s Employee Handbook, the terms of this Agreement shall prevail.

27.4	This Agreement shall not be amended, modified, varied or supplemented except in writing signed by duly authorised representatives of the parties.

27.5
No failure or delay on the part of either party hereto to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof nor shall any single or partial exercise of any right or remedy as the case may be. The rights and remedies provided in this Agreement are cumulative and are not exclusive of any rights or remedies provided by law.

28	NOTICES

28.1
Any notice to be given hereunder shall be in writing and be sufficiently served in the case of the Director by being delivered either personally to him or sent by registered post addressed to him at his usual or last known place of abode or in the case of the Company by being delivered at or sent by registered post or recorded delivery addressed to its registered office and any such notice if so posted shall be deemed to be served on the second day following that on which it was posted.

29	STATEMENT OF EMPLOYMENT PARTICULARS

29.1	The Company and the Director agree that this Agreement constitutes a Statement of Employment Particulars in accordance with Section 1 Employment Rights Act 1996.

30	LAW AND JURISDICTION

30.1	The terms of this Agreement shall be governed by the Laws of England and Wales and the Courts of England and Wales shall have exclusive jurisdiction in all matters relating thereto.

SCHEDULE A

DISCIPLINARY PROCEDURE

The disciplinary procedure provides for warnings to be given for failure to meet the Company’s standards of job performance conduct (whether during working hours or not) and attendance or for breach of any of the terms and conditions of employment. The Director should be familiar with its provisions and aware that the procedure is not to be regarded as contractually binding upon either the Company or the Director

1	In the first instance the Board will establish the facts surrounding the complaint (if necessary) taking into account the statements of any available witnesses.

2
If the Board considers that it is not necessary to resort to the formal warning procedure, the Board will discuss the matter with the Director suggesting areas for improvements The discussion will in so far as is possible be in private and the Director will be informed that no formal disciplinary action is being taken.

3
If the Board considers that it is necessary to invoke the formal warning procedure, the Board will inform the Director in writing giving detail as to the proposed venue date and time of the meeting together with detail as to the matter to be discussed. The following procedure will then apply but depending upon the seriousness of the offence may be invoked at any level including summary dismissal.

3.1
In the case of minor offences the Director will be given a formal oral warning in the event that the Board deems fit. He will be advised that the warning constitutes the first formal stage of the disciplinary procedure and that a note will be placed on his personal file and will remain on file for the period of 6 months. The nature of the offence and the likely consequences of further offences or a failure to improve will be explained to him.

3.2
In the case of serious offences or a repetition of earlier minor offences the Director will be given a written warning in the event that the Board deems fit which will remain on file for the period of 12 months. The warning will set out the precise nature of the offence the likely consequences of further offences and specifying if appropriate the improvement required and over what period.

3.3
In the case of a further repetition of earlier offences or if the Director still fails to improve or if the offence whilst falling short of gross misconduct is serious enough to warrant only one written warning the Director will receive in the event that the Board deems fit one written warning which will remain on file for the period of 9 months. The warning will set out the precise nature of the offence containing a statement that any recurrence will lead to dismissal or whatever other penalty is considered appropriate and specifying if appropriate the improvement required and over what period.

3.4
In the case of gross misconduct or if all previous stages of the warning procedure have been exhausted the Director will normally be dismissed but only after consideration of other possible disciplinary action including (but without limitation) demotion or transfer, loss of seniority or salary increment suspension with or without pay.

4
Where the Director is accused of an act of gross misconduct, he may be suspended from work for such period as the Board decides on full pay pending outcome of the investigation into the alleged offence.

5
In all cases before any disciplinary action (including warnings) is taken the Director will be interviewed by the Board and will be informed of the allegations made against him. He will be given the opportunity to state his case and at the interview may be accompanied by a colleague or trade union representative of his choice. If the complaint is upheld the Director will be informed of the disciplinary action to be taken the stage in the disciplinary procedure to be adopted depending upon the seriousness of the offence and of the right to appeal.

6	The following are non-exhaustive examples of the sort of offences which if committed will normally lead to formal disciplinary action being taken.

6.1	Minor offences (oral warning) poor job performance involving sub-standard work punctuality, absenteeism or any minor breach of the Company’s regulations.

6.2
Serious offences (written warnings) negligence resulting in minor loss damage or injury failure to comply with specific instruction irresponsibility in relation to the Company’s employees activities or impropriety in relation to the Director’s tasks for the Company whether or not within working hours which the Company reasonably considers to be detrimental to or conflicting with the interests of the Company or its clients or likely to affect the Director’s standard of work failure to disclose any personal interest of the employee which conflicts with any matter of a client or customer with which the Director is engaged or any breach of confidence relating to the Company or its clients’ or customers’ affairs.

6.3
Gross misconduct (dismissal) negligence resulting in serious loss damage or injury, assault or attempted assault, theft, malicious damage to property, wilful disregard of duties or of instructions relating to the employment, deliberate and serious breach of confidence relating to the Company’s or its clients’ or customers’ affairs, the use for personal ends of confidential information obtained by the Director in the course of his employment, falsification of records, conduct violating common decency, being incapable through alcohol or under the influence of drugs, conviction on a criminal charge relevant to the Director’s employment or misuse of the Company’s computer and telecommunications systems. In serious cases dismissal will normally be without notice.

7
The Director has the right to appeal against any disciplinary decision. The appeal must be instituted in writing and be received by the Chairman within 5 working days of the decision being appealed. The Appeal Notice must specify the Grounds of Appeal and be addressed to the Chairman. The Appeal will then be heard at a hearing by the Board whose decision will be final.

IN WITNESS whereof the hands of the parties have executed this Agreement the day and year above written

SIGNED as a DEED by JAMES CHU	)	/s/ James Chu

on behalf of the COMPANY	)

in the presence of :-)		/s/ James A. Morlan

SIGNED as a DEED by JAN JENSEN	)	/s/ Jan Jensen

in the presence of :-)		/s/ Thomas Bucknall